                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM 8-K

                                 Current Report

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): June 20, 2002

                                  NORTEK, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                       1-6112                 05-0314991
----------------------------           ------------          -------------------
(State or other jurisdiction           (Commission            (I.R.S. Employer
     of incorporation)                 File Number)          Identification No.)

         50 Kennedy Plaza
      Providence, Rhode Island                                   02903-2360
----------------------------------------                         ----------
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code: (401) 751-1600

                                 Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)


Item 5. OTHER EVENTS.

      On June 20, 2002, Nortek, Inc., a Delaware corporation (the "Company"), Nortek Holdings, Inc., a wholly-owned subsidiary of the Company, and K Holdings, Inc. ("K Holdings"), an affiliate of Kelso & Company, L.P., entered into an Agreement and Plan of Recapitalization (the "Recapitalization Agreement") pursuant to which all publicly owned outstanding shares of capital stock of the Company, with the exception of some shares owned by certain members of management, will be acquired for $46.00 per share in cash (the "Transaction"). The Transaction has been approved by a special committee of independent members of the board of directors of the Company. The Transaction is subject to a number of conditions, including approval by the shareholders of the Company of an amendment to the Restated and Amended Articles of Incorporation of the Company.

      The Company, K Holdings, and Richard L. Bready, the Chairman and Chief Executive Officer of the Company, have entered into a Voting Agreement dated June 20, 2002 (the "Voting Agreement") pursuant to which Richard L. Bready has agreed, subject to the terms of such agreement, to vote all of his Common Stock and Special Common Stock of the Company in favor of the Transaction and in favor of any actions required in furtherance thereof.

      The preceding is qualified in its entirety by reference to the Recapitalization Agreement and the Voting Agreement, copies of which are attached hereto as Exhibits 2 and 9, respectively, and which are incorporated herein by reference.

Item 7. EXHIBITS

2 Agreement and Plan of Recapitalization, dated as of June 20, 2002, by and between the Company, Nortek Holdings, Inc., and K Holdings, Inc.

9 Voting Agreement, dated as of June 20, 2002, by and between the Company, K Holdings, Inc., and Richard L. Bready.

99    Press Release, dated as of June 20, 2002.



                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2002                 NORTEK, INC.


                                       By: /s/ KEVIN W. DONNELLY
                                           -------------------------------------
                                           Kevin W. Donnelly
                                           Vice President and Secretary